Exhibit 10.53.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is effective as of November 5, 2019 between CVH AIRWAYS, LLC, a Mississippi limited liability company, with an address of 6750 Poplar Avenue, Suite 107, Memphis, Tennessee 38138 (the “Seller”), and Lodging Fund REIT III OP, LP, a Delaware limited partnership with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103 (the “Buyer”). This Agreement shall become effective (the “Effective Date”) upon delivery to and receipt of Buyer, of Seller’s signed acceptance and is made with reference to the following:

RECITALS

A.  Seller owns and operates a certain hotel business commonly known as Homewood Suites by Hilton Southaven located at 135 Homewood Drive, Southaven, Mississippi 38671 (the “Business”).

B.  Seller owns certain personal property used in connection with the Business (the “Personal Property”).

C.  Seller owns certain real estate, together with all improvements and appurtenances, with an address of 135 Homewood Drive, Southaven, Mississippi 38671 (the “Real Estate”).

D.   Seller desires to sell, and Buyer wishes to buy, all of the real and personal property owned by Seller necessary to run the Business.

AGREEMENT

1.    Agreement to Purchase and Sell.

1.1    Personal Property. At the Closing (as defined in this Agreement), Buyer shall purchase and Seller shall sell, assign, convey, transfer, set over, and deliver (by appropriate instrument of transfer) all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether tangible or intangible, that are used in connection with the Business and are owned by Seller or in which Seller has an interest of any kind. These include, without limitation, levels of the following as required by brand standards (i) inventory, (ii) operating supplies, and (iii) linens (in no event less than 2 par), and the following (excluding, however, those assets specifically identified in this Agreement as the “Excluded Assets” set forth in 1.1):

a.   Trade Fixtures. Trade Fixtures and Equipment, as defined in the Mississippi Uniform Commercial Code (the “UCC”), limited specifically to the assets described in Exhibit 1.1(a) (the “Trade Fixtures and Equipment”);

b.   Miscellaneous Items. Any existing computer programs, software programs, software and technical libraries, license agreements, and all other intellectual and/or proprietary information and property and applications therefore or licenses thereof, used in connection with the Business (collectively, the “Miscellaneous Items”);

c.   Customer List and Miscellaneous Records. Any records, files, lists, and other tangible assets that pertain to the Business, including lists and records pertaining to any one or more of the following: Seller’s customers, suppliers, advertising, promotional material, sales, services, delivery, and/or operations, except those items, if any, required to be retained by law, including accounting records and returns (collectively, the “Customer List and Miscellaneous Records”).

d.   Remote Assets. All assets located off site from the location of the Business or in the possession of others, but owned and used by Seller in connection with the Business (collectively, the “Remote Assets”). The situs of the Remote Assets and the person or entity in possession or control thereof shall be delivered by Seller to Buyer at the Closing;

e.   Goodwill. The goodwill, telephone and fax numbers, yellow-page advertisements of the Business, and Seller’s right to use the registered name and all related names and derivations, including the business internet address(es) and web pages, if any (collectively, the “Goodwill”).

1.2    Sale of Real Estate. Buyer will purchase and Seller will sell the Real Estate, described on Exhibit 1.2, together with all improvements and appurtenances (the Personal Property and the Real Estate shall be at times collectively referred to as the “Purchased Assets”).

1.3    Covenant Not to Compete. Neither Seller nor any owner of Seller shall establish, engage in, or become interested in, directly or indirectly, as an owner, partner, agent, shareholder, employee, independent contractor, consultant, or otherwise, within a radius of 5 miles from the Business in the operation of a hotel for a period of 36 months. At the Closing, Seller and its owner shall execute the Non-Competition and Non-Solicitation Agreement set forth as Exhibit 1.3 (the “Non- Competition Agreement and Non-Solicitation Agreement”).

1.4    Leases; Assignment.

a.   Real Estate Lease; Leasehold Improvements. Seller agrees to assign to Buyer any lease with regard to the Real Estate and the leasehold improvements pertaining to the Business (the “Lease” and the “Lease Assignment”), together with security deposits, if any, and coupled with future obligations under the Lease, which is described on Exhibit 1.4.

b.   Miscellaneous Leases. On or before Closing, Seller shall pay off all leases, including finance leases, used in connection with the Business, such as contracts for hotel equipment, televisions, furniture, telephones, computers, and any other types and descriptions used in connection with the Business. The equipment will remain with the Business and be transferred to Buyer at Closing.

1.5    Excluded Assets. Except as otherwise set forth in this Agreement, this Agreement relating to the Personal Property contemplates the purchase and sale, inclusive of assignments, of the Personal Property. This Agreement specifically excludes, however, the following assets:

a.   Seller’s cash, cash equivalents, and investments not relating to the operation of the Business;

b.   Any Personal Property that contains hazardous materials that the Buyer requires to be removed;

c.   Any management agreement pertaining to the Business or Real Estate involving Seller, which management agreements must be terminated at Closing; and,

d.   Seller’s assets not specifically or by inference included in the above paragraphs or attached Exhibits.

Unless otherwise agreed in writing, Seller, at Seller’s expense, shall remove the Excluded Assets from the Real Estate as soon as possible after the Closing Date but in no event later than 7 days after the Closing Date. If Seller fails to comply with the foregoing provisions, Buyer may dispose of such items at Seller’s expense or make such other arrangements as Buyer may determine appropriate.

1.6    Liabilities Assumed and Excluded.

a.   Assumed Liabilities. To the extent assignable and to the extent that Buyer agrees (by written notice to Seller prior to expiration of the Review Period) to assume, all of Seller's rights and interests in and to all maintenance agreements, service contracts, equipment leases and other contracts, agreements and contract rights (collectively, the "Assumed Liabilities") of every kind concerning the operations of the Business all being more particularly described on Exhibit 1.16 attached hereto, and all related deposits, prepaid items and open orders for the purchase of Personal Property made in the ordinary course of the operation of the Business, excluding those Assumed Liabilities, which Buyer elects not to assume pursuant to Buyer’s inspection during the Review Period, the termination fees and costs for which Buyer shall pay at Closing. As of the Closing Date, Buyer shall assume, pay, and perform in due course the liabilities of Seller under the contracts arising after the close of business on the Closing Date and those trade payables and other liabilities, of the Assumed Liabilities.

b.   Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not assume nor shall Buyer be obligated for any other liabilities or responsibilities whatsoever of Seller or the Business as conducted by Seller through the Closing Date, inclusive of obligations or liabilities resulting from Seller’s total or partial withdrawal from any pension, profit sharing, or retirement plans (the “Excluded Liabilities”).

2.    Purchase Price.

2.1   Purchase Price. The purchase price for the Purchased Assets, including the Noncompetition Agreement, is Twenty Million Five Hundred Thousand Dollars ($20,500,000.00) (the “Purchase Price”).

3.    Terms of Payment. The total Purchase Price shall be paid at the Closing, subject to the following:

a.   Down Payment. Buyer will deposit an earnest money deposit of Three Hundred Thousand Dollars ($300,000.00) (the “Earnest Money Deposit”) which shall be applied to the Purchase Price at Closing. The Earnest Money Deposit shall be deposited with First American Title Insurance Company, Attention: Beverly Carlson; Email: bevcarlson@firstam.com (the “Title Company”). The Earnest Money Deposit will become non-refundable after the expiration of the Review Period as defined in paragraph 10.2 of this Agreement.

If applicable, a second non-refundable down payment of $300,000.00 (the “Second Earnest Money Deposit”) will be remitted by Buyer after expiration of the Due Diligence Period. The Second Earnest Money Deposit shall be non-refundable but applied to the Purchase Price at Closing.

The First Earnest Money Deposit and the Second Earnest Money Deposit are collectively, the “Deposits”. Any interest earned on the Deposits shall be included in and added to the total amount of the Deposit.

b.   Unpaid Balance Paid with Borrowed Funds. The unpaid balance of the Purchase Price shall be paid in full by bank money order, wire transfer or other immediately available bank funds approved by Seller at the Closing.

c.   Independent Consideration. In all events, the sum of $100.00 (the “Independent Consideration”), which sum has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement, will be payable to Seller out of the Earnest Money Deposit, even if this Agreement is terminated under its express provisions. The Independent Consideration is independent of all other consideration provided in this Agreement, and is nonrefundable in all events. Buyer and Seller stipulate that the Independent Consideration is sufficient consideration to support this Agreement notwithstanding Buyer’s rights to terminate this Agreement as set out in this Agreement.

4.    Inventory and Accounts Receivable.

4.1    Inventory. In addition to the purchase and sale of the Personal Property, Seller shall sell and Buyer shall purchase the inventory of saleable merchandise of Seller.

a.   Merchandise Inventory. In exchange for the consideration stated under section 2.1, Seller will convey to Buyer all of the merchandise at the then current operating standard of hotel. As used in this Agreement, the “Merchandise” shall include only unopened merchandise and merchandise that (i) is not obsolete and (ii) has an expiration of 30 days or more after Closing Date.

b.   Inventory. Buyer will take an inventory of the of the linen on the day of closing, and if the linen inventory is in dispute, the parties will conduct a joint inventory and any discrepancies for shortages will be a closing adjustment.

4.2    Accounts Receivable. All accounts receivable for transactions occurring before the Closing Date shall remain the property of Seller irrespective of any payment for it to Buyer. If Buyer receives payment for any accounts receivable existing as of the Closing Date, Buyer shall promptly forward payment directly to Seller.

5.    Adjustments.

At the Closing, the following shall be adjusted or apportioned and, to the extent practicable, all such prorations shall be computed and paid at the Closing:

5.1    Personal Property.

a.   Taxes on Personal Property. Buyer shall pay all taxes and assessments, extraordinary as well as ordinary, that may be levied on any Personal Property which become due after the Closing Date and which arise from actions of Buyer or Buyer’s ownership of the Personal Property on or after the Closing; provided that Seller shall pay as and when the same become due in the ordinary course, for all taxes upon Personal Property that arise from Seller’s ownership of the Personal Property up to the Closing and which may be due on, before, or after the Closing Date. Current personal property taxes shall be prorated and adjusted between the Parties as of the Closing Date on a due date basis on the assumption that such taxes are paid in advance.

b.   Miscellaneous. If applicable, adjustments shall be made for payroll and any other prepaid items, and any other unspecified unpaid taxes.

5.2    Real Estate.

a.   Real Estate Taxes. “Taxes” shall mean general real estate taxes and water or sewer rates and charges (if not metered), any other governmental tax or charge, canopy permit fee, and any ordinary or extraordinary taxes levied or assessed against the Property for the calendar year in which Closing occurs. If the Closing will occur before the actual Taxes for the calendar year of Closing are known, the apportionment of Taxes will be upon the most recent available bill, provided that, if following the Closing, the Taxes for the year of Closing are determined to be more or less than the Taxes for the preceding year (after any appeal of the assessed valuation of it is concluded), Seller and Buyer promptly (but no later than the date that is thirty (30) days from and after the date that the final invoices for taxes for the Property for the year in which the Closing occurs are issued by the applicable taxing authority) will adjust the proration of the Taxes, and Seller or Buyer, as the case may be, will pay to the other any amount required as a result of the adjustment. Further, if Buyer undertakes a tax protest with respect to all or any portion of the Taxes for the year in which Closing occurs, any refund will be prorated as of the Closing Date. All Taxes assessed for periods after the Closing Date will be paid by Buyer, and all Taxes assessed for periods prior to the Closing Date will be paid by Seller.

b.   Recording Fees. Buyer shall assume the costs of recording the deed when it is delivered by Seller.

5.3    Transfer Fees; Sales Taxes. Buyer shall pay all transfer fees and applicable sales taxes, if any, arising under or on account of the purchase and sale of the Purchased Assets.

5.4    Adjustments. The following items shall be apportioned or prorated between Seller and Buyer as of 11:59 o'clock p.m. local time, on the day immediately preceding the Closing Date (the "Apportionment Date") and shall constitute adjustments to the Purchase Price to be paid by Buyer to Seller at Closing (all provisions of this Section 11 shall survive Closing):

5.4.1    Taxes. All Taxes, as hereafter defined, which have become a lien on the Real Estate and Personal Property, all charges for improvements or services already made to or for the benefit of the Business, and all assessments (general or special) arising out of or in connection with any assessment district created or confirmed prior to the date of Closing shall be paid by Seller at or before Closing. Taxes for the then current year shall be prorated at the Closing, effective as of the date of Closing, in accordance with local custom. Any special assessments that are a lien shall be paid by Seller without proration. If the Closing shall occur before the tax rate is filed for the then current year, the apportionment of the taxes shall be based upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Any difference in actual or estimated taxes for the year of sale actually paid by Buyer shall be adjusted between the parties upon receipt of written evidence of the payment thereof.

5.4.2    Charges for Telephone, Water, Electricity, Gas and Other Utilities. The consumption of all utilities is measured by meter, and Seller shall furnish a current reading of each meter at the Closing, which reading shall have been made no earlier than one (1) business day prior to Closing, and Seller shall pay or cause to be paid the charges therefor to the reading date or the Closing Date, as the case may be and Seller shall cause the Title Policy to be issued with an exception for the lien of any utilities. Seller shall notify the utility company servicing the Business prior to Closing or as soon thereafter as practicable that billing to Seller should be discontinued as of Closing. The telephone service will be changed over as of the Closing Date by Buyer and Buyer shall be responsible for charges incurred on the Closing Date and thereafter. All deposits, if any, made by Seller as security under any contract or license, shall be returned to Seller and Buyer shall be responsible for replacing any required deposits.

5.4.3    Room Charges. Room charges for the night commencing on the Apportionment Date and ending on the morning of the Closing Date shall be split between Seller and Buyer on a fifty/fifty basis.

5.4.4    Prepaid Expenses. A prorated portion of any expense which has been prepaid by Seller prior to the Closing Date of which Buyer has knowledge of and has approved in accordance with definition of Assumed Liabilities, and only which is attributable to a period on or after the Closing Date, including, without limitation, prepaid charges for transferable licenses, permits and other items, shall be credited to Seller. However, Buyer shall obtain its own insurance and no prepaid items related thereto shall be credited to Seller.

5.4.5    Prepaid Reservations. Buyer shall receive a credit for all prepaid reservations, advance room deposits, Reservation Deposits, security deposits under Tenant Leases, if any, or other such deposits assigned to Buyer hereunder.

5.4.6    Maintenance Agreements. Charges under the Assumed Liabilities (which shall be assumed by Buyer, provided that Buyer elects (by written notice to Seller given prior to expiration of the Review Period) to assume the same) shall be prorated at the Closing with Seller paying all such charges through and including the Apportionment Date.

5.4.7    Accounts Receivable. Seller shall retain the full amount of all accounts receivable, whereby Buyer is under no obligation to pay for any outstanding accounts, nor make any efforts to collect outstanding amounts (including room charges and other income due from guests of the Business and occupancy (guest ledger)) through the morning of the Closing Date; provided, however, room charges for the night commencing on the Apportionment Date shall be split between Buyer and Seller on a 50-50 basis as provided above, and the parties shall close out Hotel guests bills and reopen Hotel guests bills as part of the Closing Adjustments. Buyer shall be obligated to promptly deliver to Seller all collections received from and after Closing on any such pre-Closing receivables and shall report the status thereof to Seller promptly upon request.

5.4.8    House Banks. Subject to the proration provisions hereof and the credits due to Buyer for prepaid items and deposits as set out herein, cash, checks and other funds including till money and house banks held at the hotel as of the Apportionment Date (collectively, "House Banks") shall be turned over to Buyer and Seller shall receive a credit at Closing in the amount of the cash so delivered.

5.4.9    Advanced Deposits/Cash at Hotel. At the Closing, Buyer shall receive a credit to the Purchase Price and Seller a debit in the amount of all advanced booking deposits paid to Seller and not earned with respect to the period after the Closing and rather than remove Seller's cash from the Property upon the Closing, Buyer and Seller shall cause to be counted the amount of Seller's cash at the Property at 5:00 a.m. on the date of Closing. Such cash shall not be removed from the Property, by Seller and shall become the property of Buyer and Seller shall receive a credit and Buyer shall receive a debit to the Purchase Price in the amount of such cash at Closing. Buyer shall also receive a credit for outstanding gift certificates and trade out agreements.

5.4.10    Further Assurances. All items to be adjusted, in accordance with the foregoing Section 5.4.1- Section 5.4.9, for which figures are not available at Closing, will be adjusted and payment therefor will be made by Seller to Buyer or by Buyer to Seller, as appropriate, within ninety (90) days after Closing. Buyer or Seller, as appropriate, will deliver simultaneously with such payment, any and all data, information or other backup it may have with respect to such payment and/or such proration so as to fully indicate to the other party the calculation of the amount of payment contained therewith.

5.4.11  Benefit and Liability. The purpose and intent of the provisions as to the prorations, adjustments and apportionments set forth above and elsewhere in this Agreement are that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing to the Closing Date, and Buyer shall bear all such expenses and receive all such income accruing thereafter. Accordingly, effective as of 12:01 a.m. on the Closing Date, Seller agrees to indemnify and hold Buyer harmless from and against any and all costs and expenses relating to the operation of the Business during the period preceding the Closing Date, and Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all costs and expenses relating to the operation of the Business from and after 12:01 a.m. on the Closing Date. If a computation of the apportionments and adjustments described in this Section 11 shows that a net amount is owed by Seller to Buyer, such amount shall be credited against the Purchase Price. If such computation shows that a net amount is owed by Buyer to Seller, Seller shall receive a credit on the closing statement at Closing for such amount, and the Purchase Price shall be reduced accordingly. All of the provisions of this Section 11 shall survive the Closing and shall not merge with the closing documents to be delivered at Closing. Parties agree to perform all reconciliations within one hundred and twenty (120) days post-closing, unless otherwise stated herein.

6.    Personal Property and Real Estate Title.

6.1.    Personal Property. At the Closing, title to the Personal Property shall be free, clear, and unencumbered, except as specifically set forth in this Agreement.

a.   Lien Search. Buyer shall order a tax lien search and UCC financing statement search, both certified, within 7 days of the Effective Date. The Seller shall pay the expense of the cost of the certified tax lien search and certified UCC financing statement search.

b.   Objection. Buyer shall have 10 days to object to the title of an asset reported on the lien search and UCC financing statement if, in Buyer’s discretion, the title is not in the condition required for performance under this Agreement. Seller shall have 10 days from the date Seller is notified in writing of the particular defects claimed to either (1) remedy the title, or make arrangements to remedy title at the Closing, or (2) on written demand made by Buyer, to refund the Earnest Money Deposit in full termination of this Agreement if Seller is unable to remedy title. Buyer may elect to complete the purchase and sale without any adjustment to the Purchase Price.

6.2.    Real Estate.

a.   Condition of Real Estate Title. At Closing, the title to the Real Estate shall be free, clear, and unencumbered, and shall be conveyed by a special warranty deed showing good and marketable title in the Real Estate to Buyer, subject to the following (the “Permitted Encumbrances:”)

1.    Zoning. Any zoning regulations or ordinances.

2.    Survey. Any conditions or other disclosures that an accurate survey may disclose.

3.    Restrictions. Any covenants, building restrictions, easements, or reservations in the chain of title, or of record, or that would show on an examination of the Real Estate, including any right of way granted to the State of Mississippi that does not affect the marketability of title.

4.    Taxes. Any future installments of ordinary, special, or extraordinary taxes that are now a lien on the Real Estate but are not now due and payable.

b.   Evidence of Title. As evidence of marketable title, Buyer shall order as soon as possible, but no later than 15 days after the Effective Date, a preliminary commitment for title insurance (the “Title Commitment,”) committing to insure marketable fee simple title as of the date of Closing, subject only to the permitted exceptions as set forth by Buyer in this Agreement. The Seller shall pay the expense of the cost of the title search and the Buyer shall pay the expense of the cost of the title commitment and the subsequently issued title insurance policy.

c.   Objection. On receipt of evidence of the Title Commitment (and a copy of the survey provided by Seller), Buyer shall have 10 days to object to title, if in Buyer’s discretion, the title is not in the condition required for performance under this Agreement. Seller shall have 30 days from the date Seller is notified in writing of the particular defects claimed to (1) remedy the title; (2) obtain title insurance insuring over the defect to Buyer’s satisfaction (as determined by Buyer in its discretion). If Seller remedies title or obtains a title insurance policy to the satisfaction of Buyer, within the time specified, Buyer agrees to complete the sale within on the date set for the Closing. If Seller fails to remedy the title, to obtain such title insurance, or to give Buyer written notification within such 30 days, the Buyer has the option to (a) cure title up to $25,000 which the costs of which will be credited against the purchase price at closing, provided that no encumbrance or defect is recorded after the effective date then Buyer may escrow 110%, or the amount required to bond over the defect, or (2), (b) proceed with the transaction, or (b) terminate this Agreement in which case the Earnest Money Deposit shall be refunded immediately in full termination of the rights of the Parties under this Agreement. Notwithstanding anything herein to the contrary, Seller shall be required to discharge on or before Closing all liens and judgments securing any monetary obligation that may be discharged by the payment of an ascertainable, fixed sum of money.

7.    Creditors of Seller.

7.1      Agreement of Payment. In addition to the warranties and representations contained in this Agreement, if for any reason any creditor or third party who is owed a debt by Seller on or before the Closing, or who otherwise possesses any type of right or interest in the Personal Property arising from the ownership or operation of the Business by Seller prior to the Closing, holds or obtains a lien on the Personal Property, then the following shall apply:

a.   Seller, without notice from Buyer, shall pay such monies arising from the ownership or operation of the Business by Seller prior to the Closing required to obtain the release of any lien on the property.

8.    Representations, Covenants, and Warranties of Seller.

As used in this Agreement, the phrase "Seller's knowledge" shall mean and apply to the actual, conscious knowledge of the "Named Representatives" (defined below) of Seller after due inquiry to the on-site senior manager for the Property Manager. The Named Representative of Seller is Kathie Long and Seller hereby represents and warrants to Buyer that Kathie Long is the individual affiliated with Seller or affiliated with the existing management of the Business, who have the most knowledge concerning the Property and the day to day operations of the Business.

Seller represents, and warrants to Seller’s knowledge, the following to be true, which representations and warranties shall survive the Closing for a period of twelve (12) months:

8.1      Status of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Mississippi and authorized to do business in the State of Mississippi, and, further, is properly authorized, according to its respective operating agreements and duly adopted Resolutions, to enter into and carry out the transactions contemplated by this Agreement. Furthermore, Seller has not in the last five years used or assumed any other name in connection with the conduct of the Business. A copy of Seller’s Articles of Organization and any amendments to date and an organizational chart are attached as Exhibit 8.1.

8.2      Authority. When executed, this Agreement and all instruments necessary to carry out the transactions contemplated by this Agreement (the “Related Documents”) will be legal, valid, and binding obligations of Seller.

8.3      Financial Statements. Upon the signing of this Agreement, Seller shall provide Buyer with financial statements concerning the Business as of the fiscal year preceding the Effective Date (together with any subsequently prepared financial statements supplied by Seller to Buyer (collectively, the “Financial Statements”)). The Financial Statements shall:

a.   Fairly present both the financial position of Seller as of the respective dates indicated and the results of operations, retained earnings, and changes in financial position of Seller for the respective periods indicated, and

b.   Have been prepared in accordance with generally accepted accounting principles.

8.4      Absence of Undisclosed Liabilities. Notwithstanding anything contained in this Agreement to the contrary, as of the dates of and except to the extent reserved or reflected in the Financial Statements, Seller have no known liabilities or obligations. Seller represents that Seller does not know or have reasonable grounds to know of any basis for the assertion against Seller, as of such dates, of any liability of any nature or in any amount not fully reserved or reflected in the Financial Statements.

8.5      Title to Properties. At Closing, Seller shall have good and marketable title to the Purchased Assets, subject to no mortgage, pledge, lien, encumbrance, security interest, or charge other than the Permitted Encumbrances. Further, to Seller’s knowledge, except as set forth in this Agreement, there are no other encumbrances to title that would affect the marketability of title of the Purchased Assets.

8.6      Business Name. Seller agrees that from and after the Closing Date, Buyer shall have all of Seller’s right to use in or in connection with the conduct of any business (1) Homewood Suites by Hilton Southaven (the “Name”); or (2) any part or portion of the Name, either alone or in combination with one or more other words. After the Closing Date, Seller agrees that it will not use the Name directly or indirectly, either alone or in combination with one or more other words, in or in connection with any business, activities, or operations that Seller directly or indirectly may carry on or conduct.

8.7      Status of Contracts. Seller has, to Seller’s knowledge, complied with all of the material provisions of written contracts (as disclosed on Exhibit 1.16) described in this Agreement and of all other written contracts to which Seller is a party. Further, other than those written contracts or agreements specifically described in this paragraph, Seller has no written contract extending beyond the Closing Date, which would be binding on Buyer or affect Buyer’s ability to close. All prepaid contracts being assigned have been fully paid by Seller.

8.8      Insurance. All assets owned by Seller are and will be adequately insured against fire and casualty to the Closing Date (collectively, the “Policies”). Further, the Policies are and will be outstanding and duly enforced and the premiums to become due on the Policies to the Closing Date will be paid when due. Seller has not received any notice of any cancellation of the Policies.

8.9      Taxes; Unemployment Liabilities; Tax Returns and Audits.

a.   Taxes. All personal property taxes and other taxes of any nature assessed against Seller and/or the Business are and will be fully paid by Seller as the same become due in the ordinary course of business. Without limiting the generality of the foregoing, all federal, state, county, and local taxes, including without limitation, income, corporate franchise, state business, stamp, transfer, sales and use, and ad valorem taxes due and payable by Seller on or before the Closing Date.

b.   Tax Returns; Audits. Seller has, and as of the Closing Date will have, filed all taxes and reports required to be filed by Seller pursuant to the operation of the Business with all such taxing authorities as of the Closing Date, including the unemployment insurance agency. Seller does not have any outstanding or unsatisfied deficiency assessments with respect to any taxes, and there are no current audits or investigations by or disputes with any authority with respect to any taxes.

c.   No Dispute. Seller is not involved in any dispute with any tax authority about the amount of taxes due, nor have they received any notice of any deficiency, audit, or other indication of deficiency from any tax authority not disclosed to the Parties to this Agreement.

8.10    Licenses and Permits. Seller presently possesses and will continue to possess at the Closing Date all governmental licenses, permits, certificates of inspection, other authorizations, filings, and registrations which are necessary for Seller to own and operate the Business as presently conducted.

8.11    Litigation or Insolvency Proceedings.

a.   Litigation. To Seller’s knowledge, there are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or threatened or likely to be asserted by or against Seller or relating to the Purchased Assets, this Agreement and/or the transactions contemplated hereby, before any court, governmental agency, or other body, including any quasi-judicial or administrative forum, and Seller has not received notice of any judgment, order, writ, injunction, decree, or other similar command of any course, governmental agency, or body being entered against or served upon Seller or upon any individual owner of Seller, except as expressed upon Exhibit 8.11.

b.   Insolvency Proceedings. Seller is not involved in any proceeding by or against Seller in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property.

8.12.1  Labor Relations—Employees. Seller does not have any employees at the Hotel but agrees to cause the following:

a.   Notification and Termination of Employees. At a mutually agreed upon time after this Agreement is executed that is not more than three (3) days prior to the Closing Date, Seller and Buyer shall jointly announce the Agreement to Seller’s employees, and shall cooperate so that Seller’s notices of termination and any offers of employment by Buyer are delivered simultaneously so that appropriate management representatives may explain the termination and any offers of employment to the employees. As of the Closing Date, Seller will terminate all employees and will pay to all employees all wages, salaries, commissions, bonuses, benefit plan contributions, and other compensation. Buyer may, in its discretion, re-employ some or all of such employees on the day after the Closing Date.

b.   Employment Regulations Compliance. To Seller’s knowledge, there are no unfair labor practice complaints against Seller pending before the National Labor Relations Board (“NLRB”), and no such complaints have been threatened; (2) there is no labor strike, dispute slowdown, or stoppage actually in progress or threatened against Seller; (3) no grievance or arbitration proceedings are pending and no such claim has been asserted; and (4) Buyer shall not incur any liability or obligation of any kind arising out of Seller’s employment of or termination of Seller’s employees nor for any other claim by any of Seller’s employees arising out of any employment relationship with Seller. In the event that the WARN Act or portions thereof apply to this Agreement, the Seller is responsible for compliance with the duties and obligations of the employer under the act.

8.13    Environmental Matters. To Seller’s knowledge, (i) there is no Hazardous Material in, on, or under the Real Estate and (ii) there are no presently pending or threatened administrative or enforcement actions, investigations, compliance orders, claims, demands, actions, or litigation based on environmental laws or regulations or otherwise related to the presence of Hazardous Material, in, on, or under the Real Estate. Seller makes no other environmental representations or warranties, but Seller acknowledges that neither Party is required to close the transactions contemplated by this Agreement unless satisfied prior to expiration of the Review Period, with the environmental reports or assessments conducted in accordance with this Agreement. For purposes of this paragraph, the term “Hazardous Material” shall mean any toxic or hazardous waste or substance (including without limitation asbestos and petroleum products) regulated by applicable local, state, or federal environmental laws or regulations by and electronic verification

8.14    Conduct of Business. From the date of the most recent Financial Statements delivered by Seller to Buyer to the Effective Date, the Business of Seller has been (and until the Closing Date shall be) open and conducted by Seller in a normal and regular manner; and further, Seller has not:

a.   Amended its Articles of Organization;

b.   Entered into any contract or commitment extending beyond the Closing, except normal commitments made in the ordinary course of business;

c.   Modified the compensation or benefits payable to or to become payable by Seller to any officer, employee, or agent without notifying Buyer of such changes as can made in the ordinary course of business;

d.   Encumbered any Purchased Assets;

e.   Experienced any adverse change or any material damage, destruction, or loss affecting its assets or the Business; and/or

f.   Entered into any written agreement not in the ordinary course of business, binding on the Seller.

8.15    ERISA Plans. Seller has no employee benefit plans now in effect which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

8.16    Condition of Purchased Assets. The following representations are made with respect to the Personal Property:

a.   The Personal Property is presently operating and has been regularly maintained and will be in the same working condition in all material respects as of the Closing Date.

b.   There are no known defects that have not been disclosed to Buyer.

c.   To Seller’s knowledge, there are no outstanding citations issued by any health, building, or other governmental agency, under the Occupational Safety and Health Act and/or    under

the Americans with Disabilities Act having jurisdiction over the operation of the Personal Property, including any claims of any violation of any federal, state, or local environmental statutes, regulations, ordinances, or other environmental regulatory requirements, except as expressed upon Exhibit 8.16.

8.17    No Violation or Breach. To Seller’s knowledge, the performance of this Agreement will not be in violation of any laws, statutes, local ordinances, state or federal regulations, court or administrative order, or ruling, nor is the performance of this Agreement in violation of the conditions or restrictions in effect for financing pursuant to any loan documents, whether any such loan is secured or unsecured.

8.18    Full Disclosure. This Agreement and any other information furnished to Buyer in connection with the transactions contemplated by this Agreement neither contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

8.19    Competitors. Neither Seller nor any individual owner, officer, director, shareholder, or member has any direct or indirect interest in any person or entity engaged or involved in any business which is competitive with the Business.

8.20    Directors, Managers, Officers, and Owners. The directors, managers, officers, and other owners, will not compete directly or indirectly with Business following the Closing Date; and, the names of directors, managers, officers, and the resident agent of Seller, together with each individual owner, are set forth on attached Exhibit 8.20.

8.21    Broker’s or Finder’s Fees. Each party represents to the other that (i) it has not contacted, contracted with or entered into any agreement with any broker or agent in connection with the transaction contemplated by this Agreement, other than          (“Seller’s Broker”), who represent Seller in this transaction, and (ii) it has not taken any action which might result in any other broker’s fees, finder’s fees or other commissions (“Other Commissions”) being due or payable in connection with this transaction. Seller shall pay Seller’s Broker a commission per a separate agreement. Seller and Buyer shall each indemnify and save harmless the other from and against all costs, claims, expenses, or damages including reasonable attorney’s fees resulting from or related to any Other Commissions alleged to be due as a result of their respective actions.

8.22    Compliance. To Seller’s knowledge, Seller disclosed all notices received by Seller of violation of law or municipal ordinances, orders, or requirements noted in or issued by any governmental department, or quasi-governmental as of the date of this agreement and updated at the Closing Date.

8.23    Foreign Person. Seller is not a “foreign person” as that term is defined in IRC 1445(f)(3) and will, at Closing, execute a FIRPTA affidavit as required by law.

8.24    Mechanic’s Lien. Seller has not been served with any notice of intent to claim a Mechanic’s Lien on the Real Estate of the Business and states that all parties who have furnished labor or materials on or at  the Real Estate of the Business within the  last  90 days    whether  for  repair,

improvement, or otherwise have been fully compensated. Further, Seller has not contracted for nor is liable for obligations related to repairs, services, and other items that will not be paid in full at Closing, however, Seller will provide the Title Company with such documents requested by Title Company for the issuance of without the standard exception for liens.

8.25    Accuracy of Information. Seller represents and warrants that the information provided by Seller or its agents is accurate, true and correct in all material respects.

8.26    Brand Standards. Seller represents that to its knowledge that the Business is within brand standards, and that any future Property Improvement Plan (the “PIP”) items that have been negotiated for delayed implementation have been disclosed to Buyer.

8.27    Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing complete reliance on them.

9.    Representations, Covenants, and Warranties of Buyer.

Buyer represent, covenant, and warrant the following to be true, which representations, covenants and warranties shall survive the Closing:

9.1      Status of Buyer. Buyer is a limited partnership duly organized and validly existing with all required reports filed with the State of Delaware, is in good standing under the laws of the State of Delaware, and is properly authorized, according to its respective operating agreements and duly adopted Resolutions, to enter into and carry out the transactions contemplated by this Agreement. A copy of Buyer’s Articles of Organization and any amendments to date and an organizational chart are attached as Exhibit 9.1.

9.2      Authority. This Agreement and all Related Documents when executed will be legal, valid, and binding obligations of each party signing such instruments on behalf of Buyer.

No Conflict or Required Consents. Neither the execution of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result   in a breach of the terms, conditions or provisions of or constitute a default, or result in the termination of any agreement or instrument to which Buyer is a party; (ii) violate any restriction to which Buyer is subject; or (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order affecting Buyer or to which Buyer  is a party.

10.    Pre-Closing Actions and Miscellaneous Covenants.

From the Effective Date until the Closing:

10.1    Access by Buyer. Seller shall permit Buyer and its representatives to make a full business, financial, accounting, and legal review of the Business and Seller’s tax returns to the extent Buyer deems necessary in its reasonable judgment (the “Due Diligence Review”).

a.   Such right shall include the right to monitor the sales and operations of the Business from and after the Effective Date.

b.   Seller shall take all reasonable steps necessary to cooperate with Buyer in undertaking the Due Diligence Review.

c.   Except as set forth in this Agreement or as agreed by the Seller and Buyer, the Due Diligence Review by Buyer or its representatives shall not affect the representations and warranties of Seller or Buyer’s reliance on them.

10.2    Due Diligence Review by Buyer.

a.   Review Period. Buyer will have until December 19, 2019 (the “Review Period”) to conduct a due diligence period of the Business, review the Seller provided and ordered a current PIP (at cost of obtaining such PIP report shall be at Seller’s cost), to obtain approval of its Board of Directors, as well as to review Seller’s books and records, and conduct inspections of the Real Estate. If the Buyer does not notify the Seller and escrow agent in writing, signed only  by Norman Leslie  or  David  Durell,  on or  before the  expiration of Review Period that Buyer is satisfied with the Review Period (the “Satisfaction  Notice”) then the Buyer shall  be  deemed  to  have  exercised  its  right  of  termination  and this Agreement shall terminate. For the avoidance of doubt, if the Buyer does not provide a Satisfaction notice, then Buyer is deemed to have terminated this Agreement, and is entitled to a return of the Earnest Money Deposit.

b.   Review Period; Materials. Within the first three (3) days after execution of this agreement, Seller will provide those items listed on Schedule 10.2(b) via access to shared files. A delay by Seller of submission of information, at Buyer’s complete discretion, may extend the review period on a day to day basis as necessary or helpful in favor of the Buyer.

c.   Ongoing Duty to Provide Information. Seller’s duty to provide information to Buyer shall continue until the Closing even if the Review Period has  ended.

d.   Contact with Key Personnel. During the Review Period, the Seller’s primary point of contact will be Kathie Long (the “Seller Point of Contact”). Furthermore, during the Review Period, the Buyer will be given direct access, and ability to communicate to the General Manager, Assistant General Manager, Head Housekeeper, Chief Engineer, and Director of Sales (collectively, “Key Personnel”) with prior written notice to Seller and with a representative of Seller present if determined by  Seller.

e.   Any and all inspections, tests, audits and other investigations performed by Buyer or its agents and representatives shall be at Buyer’s sole cost and expense. Further, all such inspections and tests shall be performed by Buyer without unreasonable interference   with

the business operations conducted on the Real Property. Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, liens (including, without limitation, mechanic's or materialmen's liens or claims of liens), demands, liabilities, losses, damages, costs and expenses including, reasonable attorneys' fees, resulting from any damage caused to the Property or injury to any persons which arises from any activity of Buyer or any of its agents and representatives pursuant to this Section 10.4. Prior to entering onto the Real Property, Buyer shall carry at its own expense at least $1,000,000.00 of commercial general liability insurance (including coverage for contractual liability) listing Seller and Vista Hosts, Inc. (“Property Manager”) each as an additional insured. No invasive testing, sampling or drilling shall occur without the prior written consent of Seller, such consent not to be unreasonably withheld, and Seller shall consent to or deny any request for invasive testing, sampling or drilling within three (3) business days after the request is submitted by Buyer to Seller. Notwithstanding anything herein to the contrary, Seller shall not withhold its consent for purposes wholly unrelated to scope or nature of the sampling or invasive procedure for which its consent was requested. If Seller fails to give written notice that it is denying it’s consent within such three (3) business days, then Seller’s consent shall be deemed given. In the event Buyer requests and Seller consents or (Seller is deemed to have given its consent) to such invasive testing, sampling or drilling, Buyer shall also furnish Seller with evidence that the party completing such testing, sampling or drilling has at least $1,000,000.00 of commercial general liability insurance (including coverage for contractual liability) listing Seller and Property Manager each as an additional insured from an insurance company and in a form reasonably satisfactory to Seller. Buyer shall repair any and all damage to the Real Property or Purchased Assets and return them to their condition immediately prior to such testing.

10.3    Accuracy of Representations and Warranties; Satisfaction of Conditions. Seller will immediately advise Buyer in writing if (1) any of Seller’s representations or warranties are untrue or incorrect in any material respect or (2) Seller becomes aware of the occurrence of any event or any state of facts that results in any of the representations and warranties of Seller being untrue or incorrect in any material respect, as if Seller was then making them. Seller will not take any action, or omit to take any action, that would result in any of Seller’s representations and warranties set forth in this Agreement being untrue or incorrect in any material respect as of the Closing Date. Seller will use Seller’s commercially reasonable efforts to cause all conditions within Seller’s control that are set forth in this Agreement to be satisfied as promptly as practicable under the circumstances.

10.4    Conduct of Business. Except as otherwise specifically provided in this Agreement, Seller will use all reasonable efforts to keep the Business organization intact; to preserve the relationships with Seller’s customers, suppliers, and others having business dealings with Seller; and to preserve the services of Seller’s employees, agents, and representatives, if any. Without limitation of the foregoing:

a.   Seller shall not undertake any action outside the ordinary course of its business not to exceed an aggregated amount of $5,000 without the prior written consent of Buyer that, if taken before the date of this Agreement, would have been required to be disclosed on any Exhibit or required to be disclosed pursuant to the provisions of this Agreement; and

b.   Seller will not undertake any action which would alter the nature of the Business or result in any change in the Personal Property, other than in the ordinary course of business consistent with past practices.

c.   Seller will notify Buyer of any matter which occurs outside the ordinary course of its operations which, in Seller’s reasonable judgment, could result in a material adverse change in the operation of the Business by Seller.

10.5    Survey, Environmental Studies and Remediation Activities.

a.   Survey and Environmental Studies. Within three (3) days after the Effective Date, Seller shall upload to the share site, copies of (1) all existing surveys and all existing Environmental Site Assessments (whether Phase I, Phase II, or otherwise) covering all or any portion of the Real Estate, to the extent the same are in Seller’s possession or Seller has access to them, and (2) any other environmental studies, reports, and information, including, without limitation, correspondence from governmental authorities, concerning the environmental condition of the Real Estate, to the extent the same are in Seller’s possession or Seller has access to them. (The foregoing information, whether obtained by Buyer or provided by Seller, is referred to collectively as the “Environmental Information”).

1.    At Buyer’s option, and Buyer’s expense, Buyer may obtain (1) new or updated surveys for the Real Estate certified to Buyer so that Buyer may rely on same, and/or (2) new or updated Environmental Site Assessments for the Real Estate certified to Buyer so that Buyer may rely on same, and/or (3) certification of the existing Environmental Site Assessments to Buyer, and/or (4) Phase II Environmental Site Assessments certified to both Seller and Buyer.

2.    Seller grants to Buyer and its contractors and representatives access to the Real Estate for the purpose of performing such studies or tests. Such persons shall conduct their studies and tests in such a manner as to minimize interference with the Business, and, upon completion of their activities on the Real Estate, shall restore each parcel of real property as nearly as is reasonably possible to the condition it was in immediately prior to such activities.

b.    Remediation.

1.    In the event that any of the Environmental Information or any studies or tests performed or commissioned by Buyer indicate the existence of any environmental conditions on the Real Estate, Seller shall have a period of 30 days after notification thereof in which to either (i) notify Buyer if it elects to remediate or otherwise cure the same in accordance with all applicable governmental requirements or (ii) to give notice in writing to Buyer that it will not undertake such remediation.

2.    In the event that an environmental condition exists or is discovered on the Real Estate and Seller fails or refuses to remediate or otherwise cure such environmental condition within the required 30-day period, or in the event such environmental condition is not capable of being remediated or otherwise cured within such 30-day period, then Buyer shall have the option to:

A.   By written notice of cancellation given to Seller prior to the Closing Date, in which event the Parties shall have no further obligations under this Agreement; or

B.   Waive in writing the remediation or cure of such environmental condition (without in any way waiving Buyer’s rights under this Agreement pertaining to Seller’s indemnification) and proceed to close the sale contemplated by this Agreement without a reduction in the Purchase Price.

11.    Conditions Precedent to Obligations of Buyer at Closing.

The obligations of Buyer to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions prior to expiration of the Review Period, unless waived in writing by Buyer:

11.1    Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and all Related Documents shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on the Closing Date. Further, upon request of Buyer, Seller shall deliver to Buyer a certificate certifying that as of the Closing Date all of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects.

11.2    Performance of Covenants. Unless otherwise agreed or waived, Seller shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all Related Documents require to be performed or complied with before or on the Closing Date.

11.3    Lien Search. Buyer shall have received UCC searches in form and content satisfactory to Buyer.

11.4    Closing Documents; Instruments of Transfer, Etc. Buyer shall have received the following:

a.   A special warranty deed or jurisdictional equivalent conveying good and indefeasible title, subject only to the Permitted Encumbrances, to the Real Estate to Buyer.

b.   A Special Warranty Bill of Sale, and an Assignment and Assumption of Maintenance Agreements, Service Contracts on Equipment Leases and Other Agreements (in the form attached hereto as Exhibit 11.4) containing the usual and customary covenants and warranties of title that are consistent with the requirements and the warranties of Seller in this Agreement and that shall be convenient, necessary, or reasonably required to effectively transfer the Purchased Assets to Buyer with good title, free and clear of all encumbrances other than the Permitted Encumbrances.

c.   Resolutions of Seller approving and authorizing this Agreement and the transactions contemplated by this Agreement, and identifying the officers authorized to execute all documents.

d.   Seller’s affidavit of no liens on the Title Company’s standard form, sufficient to permit the Title Company to delete standard Schedule B exceptions.

e.   A Non-Foreign Person Affidavit (FIRPTA), if required by state or federal law.

f.   Closing Statements detailing all prorations and adjustments.

g.   Duly executed non-competition agreement, as incorporated as exhibit 1.3.

h.   3-05 Audit Acknowledgement. Seller covenants it will make all reasonable and good faith efforts to assist Buyer in any way helpful or necessary for Buyer’s third-party auditor (Deloitte) to collect necessary information as described on Exhibit 11.4(i).

11.5    Certificate of Good Standing State of Mississippi. Seller shall have applied for a certificate from the Mississippi Department of Revenue showing that Seller is in good standing under the laws of the State of Mississippi.

11.6    Change of Ownership PIP. Seller shall obtain and pay for all expenses associated with scheduling, ordering, and providing Buyer with a Brand approved change of ownership PIP report. Buyer shall be solely responsible for all costs and expenses associated with its franchise agreement.

11.7    Environmental Reports or Assessments. Prior to expiration of the Review Period, Buyer shall have received environmental reports or assessments on the Real Estate and operations requested by Buyer which show the Real Estate in an environmental condition reasonably satisfactory to Buyer. If Buyer does not request the foregoing, this condition shall be waived without any further action by any of the Parties.

11.8    No Material Adverse Change. Except as described in this Agreement, there shall have been no material adverse change in the Business caused by Seller, and at Closing Seller shall certify that its representations and warranties set forth in Section 8 are true and correct in all material respects.

11.10    Fire or Other Casualty/Risk of Loss.

a.   Assumption of Risk—Seller. Except as set forth in this Agreement, Seller assumes all risks of destruction, loss, or damage due to any casualty, including any liability arising out of ownership of the Purchased Assets, up to the time of the Closing.

b.   Assumption of Risk—Buyer.

1.    Notwithstanding the foregoing, Buyer assumes all risks of destruction, loss, or damage due to any casualty caused by Buyer’s negligence and in such event Buyer assumes all risks of destruction, loss, or damage pertaining to any of the Purchased Assets placed in the possession of Buyer prior to the Closing.

2.    After the Closing, Buyer assumes all risks of destruction, loss, or damage due to any casualty, including any liability arising out of ownership of the Purchased Assets.

c.   Insurance. In the event of casualty of any of the Purchased Assets prior to Closing, Seller’s insurance shall be applied toward repair or replacement of any such property. Any liability of Buyer shall be limited to damages in excess of any insurance proceeds received by Seller or Buyer and applied toward repair or replacement of the Purchased Assets. Seller shall expeditiously file a claim with Seller’s insurance carrier on notice of any such casualty covered by insurance, but authority to settle is limited by Buyer’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

d.   Damage to Seller’s Property. If any of the Purchased Assets are materially damaged at any time before the Closing, and the damages cannot reasonably be repaired on payment of the sums available by insurance settlement or from any sums to be paid by Buyer to Seller at the Closing, Buyer, at Buyer’s option, shall have the right to terminate this Agreement and, on giving notice of such election, Buyer shall immediately receive a refund of the Earnest Money Deposit in full termination of Buyer’s rights under this Agreement. This paragraph shall not apply if damages are caused by any act or omission of Buyer, its agents, employees or invitees.

11.11    Possession. Buyer shall receive operating control and possession of all of the Purchased Assets following the Closing.

11.12    Buyer Financing. This Agreement is conditioned on Buyer obtaining a commercial loan. If Buyer is unable to obtain the commercial loan under terms acceptable to Buyer, in Buyer’s sole and absolute discretion, at any point prior to the expiration of the Review Period, Buyer shall give notice of such inability to Seller prior to the expiration of the Review Period and Buyer may then terminate this Agreement and receive the Earnest Money Deposit in full termination of the rights of the Parties under this Agreement.

11.13    Franchise Agreement. This Agreement is conditioned on Buyer obtaining a franchise agreement under term of years acceptable to Buyer, in Buyer’s sole and absolute discretion, prior to the expiration of the Review Period, Buyer shall give notice of such inability to Seller prior to the expiration of the Review Period and Buyer may then terminate this Agreement and receive the Earnest Money Deposit in full termination of the rights of the Parties under this Agreement.

12.    Conditions Precedent to Obligations of Seller at Closing.

Unless waived in writing by Seller, the obligations of Seller to perform this Agreement at the Closing are subject to satisfaction at or prior to the Closing of the following conditions:

12.1    Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

12.2    Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by them under this Agreement prior to the Closing.

12.3    Closing Documentation. Seller shall have received the following payment and documents:

a.   The Earnest Money Deposit.

b.   All other instruments and documents reasonably required by this Agreement to be delivered by Buyer to Seller, and such other instruments and documents as Seller shall reasonably request which are not inconsistent with the provisions of this Agreement.

c.   Updated of Seller’s representations and warranties set forth in Section 8.

13.    Confidentiality.

a.   The parties acknowledge that each may become privy to confidential information of the other, and that communication of such confidential information to third parties (whether or not such communicated information is authorized) could injure each parties business in the event that this transaction is not completed.

b.   The parties agree to take reasonable steps to ensure that such information obtained about the other shall remain confidential and shall not be disclosed or revealed to outside sources.

c.   If this Agreement is terminated, each party will return to the other all originals and any copies they have made of the written information or disks provided by the other party, and the obligations not to disclose any information received under this Agreement will survive the termination of this Agreement.

d.   Buyer and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its Business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Buyer may disclose such data and information (a) to the agents, lenders, employees, consultants, accountants and attorneys of Buyer provided that such persons treat such data and information confidentially, or (b) as otherwise required by law. In the event this Agreement is terminated or Buyer fails to perform hereunder, upon Seller’s written request, Buyer shall promptly return to Seller any statements, documents, schedules,  exhibits or other  written  information obtained from

Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Buyer or its agents or representatives of this Section 10.1,

Seller shall be entitled to an injunction restraining Buyer or its agents or representatives from disclosing, in whole or in part, such confidential information. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Buyer’s right (or the right of any permitted assignee or Lodging Fund REIT III, Inc. (“Parent”)) to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers, investment advisors and/or broker-dealers evaluating Buyer, its permitted assignees or Parent, (b) in connection with any filings with governmental agencies (including the Securities and Exchange Commission) by Parent, and (c) to any broker-dealers or investment advisors in Parent’s selling group and any of Parent’s investors, including pursuant to the confidential offering memorandum used in connection with Parent’s ongoing private offering.

d. As used in this Agreement, “confidential information” includes information ordinarily known only to the disclosing parties personnel, and information such as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and other information normally understood to be confidential or designated as such.

14.       Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be sent by hand messenger, electronic facsimile transmission, electronic mail (e-mail), reputable overnight courier, or certified mail, postage prepaid, return receipt requested. Notices and other communications shall be deemed to have been duly given, as applicable (i) if by hand delivery, on the date of delivery, if such date is a “Business Day” (Business Day(s) is defined as a work day.) (or if such date is not a Business Day, then on the first (1st) Business Day following such date), (ii) if by electronic facsimile transmission, the date of transmission as evidenced by automated date and time confirmation from sender’s machine, (iii) if given by e-mail, the communication is instantaneous and the day of receipt can be designated to be the same day as sending, so long as a confirmation of receipt has been tendered from the intended recipient to the sender within one (1) business day thereafter, (iv) if given by overnight courier, one (1) Business Day after deposit with the overnight courier, or (v) if given by certified mail, three (3) Business Days after deposit with the United States Post Office. Notices shall be addressed as set forth below, or to any other address that Buyer or Seller shall designate in writing:

If to Seller:	If to Buyer:

CVH Airways, LLC	Lodging Fund REIT III OP, LP
Attn: Stuart Cohen	c/o David Durell,
6750 Poplar Avenue, Suite 107	644 Lovett S.E., Suite A
Memphis, TN 38138	Grand Rapids, MI 49506
Fax:	ddurell@lodgingfund.com
Email:	Email: smontgomery@lodgingfund.com

With Copy to:	With Copy to:

Allison T. Gilbert, Attorney	John H. Faris
Harris Shelton Hanover Walsh, PLLC	McShane & Bowie, PLC
6060 Primacy Parkway, Suite 100	99 Monroe NW Ave, Suite 1100
Memphis, TN 38119	Grand Rapids, Michigan 49503
Fax:	Fax:
Email:	Email: jhf@msblaw.com

15.    Indemnification.

15.1    If Buyer fails to perform any of Buyer's obligations hereunder, then Seller, at Seller's option, if such failure continues for fifteen (15) business days after written notice of such default from Seller and as Seller's sole and exclusive remedy, Seller shall have the right to terminate this Agreement by giving written notice to Buyer, in which event Seller shall be entitled to the full Earnest Money Deposit as liquidated damages, and neither Buyer nor Seller shall have any further rights or obligations under this Agreement except matters that survive termination. Notwithstanding the foregoing, this provision is not intended to limit Seller’s rights to enforce the Buyer’s repair and restoration obligations set forth under Section 9 hereof or Buyer’s obligations to indemnify Seller for certain matters as expressly provided in this Agreement.

15.2    Seller's Default. If Seller fails to perform any of Seller's closing obligations, then Seller will have three (3) days to cure after receipt of written notice from Buyer; if any of Seller's representations or warranties set forth herein are determined to be materially inaccurate or untrue when made and such failure continues for fifteen (15) business days after written notice thereof from Buyer (or such longer period as reasonably required by Seller to effect such cure, but in no event more than thirty (30) days) or the Closing Date of earlier, then Buyer, at Buyer’s option and as Buyer’s sole and exclusive remedies, shall have the right to either (i) terminate this Agreement by giving written notice to Seller, whereupon the Earnest Money shall be immediately delivered to Buyer by the Title Company upon receipt of written notice from Buyer of such termination and Seller shall reimburse Buyer for all of Buyer’s third party actual documented reasonable out-of- pocket expenses not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) (“Seller’s Breakage Fee,”) and thereafter neither Buyer nor Seller shall have any further rights or obligations hereunder except matters which survive termination, or (ii) pursue a damage claim not to exceed the Seller Breakage Fee (plus a refund of the Earnest Money) or (ii) enforce specific performance of the obligations of Seller under this Agreement. Any suit for specific performance must be filed within one hundred eighty (180) days after the Closing Date or shall thereafter be barred. Notwithstanding the above, if Seller shall be in default under this Agreement and, if as a consequence of such default, Buyer shall recover a money judgment against Seller, such judgment shall be satisfied only out of the right, title and interest of Seller in the Business as the same may then be encumbered and neither Seller nor any person or entity comprising Seller shall be liable for any deficiency. In no event shall Buyer have the right to levy execution against any property of Seller nor any person or entity comprising Seller other than its interest in the Business as herein expressly provided.

15.3    Default at Closing. Notwithstanding the notice provisions in Sections 15.1 and no notice for a failure to perform needs to be given with respect to a party’s obligation to close this transaction on the Closing Date.

15.4    Post-Closing Remedies. For a period of twelve (12) months from and after the Closing, Seller agrees to indemnify Buyer and hold Buyer harmless from and against any and all claims, demands, causes of action, liabilities, and judgments made or obtained by third parties (including, without limitation, reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity), incurred or arising as a result of a breach of any of the representations or warranties or other agreements or covenants of Seller contained in this Agreement.

15.5    Indemnification by Buyer. Buyer shall defend, indemnify, and hold harmless Seller and Seller’s agents and employees, heirs, representatives, successors, and assigns from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including reasonable legal fees) in connection with or resulting from:

a.   All debts, liabilities, and obligations of Buyer, whether accrued, absolute, contingent, known, unknown, or otherwise;

b.   Any failure by Buyer to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Buyer under this Agreement.

16.    Consultation. Seller shall, at the request of Buyer, provide to Buyer consultation, general assistance, and informational services pertaining to the Business on a limited basis, as reasonably requested by Buyer; such services shall be based on owner’s reasonable availability, which shall be provided without charge for a period not to exceed 30 days, commencing on the Closing Date.

17.    Closing.

17.1   Closing Date. Unless otherwise agreed, the Closing shall be held on or before the 15th day after the expiration of the Review Period.

17.2    Closing Location. The Closing shall be held on the Closing Date at the offices of an attorney or title company or at such other location as may be agreed on by the Parties.

17.3    Documents. Seller shall be responsible for preparing the closing documents and delivering them to Buyer at least five (5) business days before the Closing Date for Buyer’s review and approval. At the Closing and at any time after it, the Parties shall execute documents which are reasonably necessary or helpful to put into effect the terms of this Agreement.

17.4    Seller's Expenses at Closing. Seller shall pay or cause to be paid at no expense to Buyer

(a) any termination fees relating to the existing management agreement with Property Manager, if any; (b) All attorneys' fees incurred by Seller in connection herewith and the Closing; (c) All costs in obtaining good standing certificates; (d) any recording costs pertaining to releases of any liens against the Real Property; (e) the broker commissions to be paid to the Broker at Closing; (f) Fifty (50%) percent of all Title Company escrow fees; and (g) the cost of the title search.

17.5    Buyer’s Costs. Buyer shall pay: (a) all recording costs pertaining to the recording of the special warranty deed; (b) Fifty (50%) percent of all Title Company escrow fees: (c) the cost of a standard ALTA Owner’s Title Insurance Policy (with coverage up to the Purchase Price); (d) All costs and expenses incurred by Buyer in connection with any inspections performed pursuant to the terms herein; (e) all attorneys' fees incurred by Buyer in connection herewith and with the Closing; (f) the cost of the survey and Phase I environmental report, if deemed necessary by Buyer; (g) all transfer taxes, intangible taxes, documentary stamps and recording fees assessed on the conveyance of the Real Property and all taxes related to the transfer of any personal property; (h) all indebtedness taxes and recording costs for the deed of trust or other loan documents in connection with Buyer’s financing; (i) the cost of any mortgagee’s title policy, including extended coverage and any endorsements required by Buyer or its lender; and (j) all costs and expenses relating to the transfer of licenses and permits; all transfer fees and charges, as applicable, relating to either the issuance of the Franchise Agreement, including any liquidated damages.

18.    Miscellaneous.

18.1   Amendment. This Agreement shall not be amended, altered, or terminated except by a writing executed by each Party.

18.2  Choice of Law. This Agreement shall be governed in all respects by the laws of the State of Mississippi.

18.3  Headings. The paragraph headings used in this Agreement are included solely for convenience.

18.4  Entire Agreement. This Agreement sets forth the entire understanding of the Parties; further, this Agreement shall supersede and/or replace any oral or written agreement(s) relating to this subject matter entered into by the Parties before the date of this Agreement.

18.5   Waiver. The waiver by any Party of any breach or breaches of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

18.6  Binding Effect. This Agreement, inclusive of its terms and provisions, shall survive the Closing and shall be binding on and inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of the Parties.

18.7  Construction of Agreement. Each Party and its respective legal counsel has reviewed and revised this Agreement and has had equal opportunity for input into this Agreement. Neither Party nor their respective legal counsel shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one Party than the other; rather, questions of interpretation shall be construed equally as to each Party.

18.8  Consent. Unless otherwise provided, any required consent of a Party shall not be unreasonably withheld or delayed by such Party.

18.9  Counterpart Execution; Facsimile Execution.

a.   Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement.

b.   Facsimile Execution. The Parties agree that signatures on this Agreement, as well as any other documents to be executed under this Agreement, may be delivered by facsimile in lieu of an original signature, and the Parties agree to treat facsimile signatures as original signatures and agree to be bound by this provision.

18.10 Assignment by Buyer. Buyer may assign its rights in this Agreement to a purchasing entity with which Buyer and/or its principal owners own a controlling interest in.

18.11 Days. All references to days in this Agreement shall be construed as calendar days unless otherwise specified and a day shall begin at    12:00 a.m. Central Standard Time and end at 11:59 p.m. Central Standard Time.

18.12 Calculating Time Periods. In calculating any time period prescribed or allowed by this Agreement, the day of the act or event from which the time period begins to run is not included and the last day of the time period is included.

(signatures on following page)

The Parties have executed this Agreement on the following dates to be effective as of the Effective Date:

SELLER:

CVH AIRWAYS, LLC

a Mississippi limited liability company

Dated: 11/5/19        By: /s/ Stewart Cohen

Its: Member

BUYER:

Lodging Fund REIT III, OP, LP a Delaware limited partnership

BY: Lodging Fund REIT III, Inc. ITS: General Partner

Dated: 11/05/19        /s/ David R. Durell

By: Dave Durell

Its: Chief Acquisitions Officer

Exhibit 1.1

TRADE FIXTURES & EQUIPMENT

Seller to provide.

Exhibit 1.2

REAL ESTATE

Seller to provide.

Exhibit 1.3

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is dated as of     , 2019 (the “Effective Date”), by and among Lodging Fund REIT III OP, LP, a Delaware limited partnership, with an address of 1635 – 43rd Street S, Suite 205, Fargo, ND 58103, or its assignee (“Buyer”), CVH AIRWAYS, LLC, a Mississippi limited liability company, with an address of 6750 Poplar Avenue, Suite 107, Memphis, TN 38138 (“Seller”),     , its CFO, and         , its manager and     , operating officers of the Seller (the “Interested Parties”). The Seller and Interested Parties are collectively referred to herein as the “Restricted Parties.”

R E C I T A L S:

A.    The Buyer and Seller have entered into an Asset Purchase Agreement, dated as of     , 2019, (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase from Seller the Homewood Suites by Hilton Southaven located at 135 Homewood Drive, Southaven, MS 38671 (the “Hotel”).

B.    The agreement of the Restricted Parties to deliver this Agreement was a material inducement to Buyer in entering into the Purchase Agreement, and the delivery of this Agreement by the Restricted Parties was a condition to Buyer’s obligation to purchase the Hotel and to pay the Purchase Price (as defined in the Purchase Agreement). Buyer seeks assurance that the Restricted Parties will refrain from competing with Buyer. The Restricted Parties acknowledge that the restrictions set forth in this Agreement are necessary to protect the legitimate business interests of the Buyer, their affiliates and the Hotel.

C.    The Buyer, as the owner of the Hotel from and after the date of closing of the Purchase Agreement, desires to preclude the Restricted Parties from competing against it during the term of this Agreement.

A G R E E M E N T

In consideration of the foregoing and the payment of the Purchase Price under the Purchase Agreement, and the covenants and agreements set forth in this Agreement and in the Purchase Agreement, the parties agree as follows:

SECTION 1.   COVENANTS AND CONSIDERATION

1.1    Non-Competition. The Restricted Parties covenant and agree that, for a period of three (3) years beginning on the closing date of the Purchase Agreement (the “Closing Date”), neither the Restricted Parties, nor any entity controlled by the Restricted Parties (an “Affiliate”) will, without the prior written consent of the Buyer, directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, lender, employee, consultant or advisor with, any business or organization any part of which engages in the business of hotel or motel ownership or management or is in competition with any of the business activities of the Buyer, or any affiliate of the Buyer within the Non-Competition Area. The term “Non- Competition Area” in this Agreement means the area within a five (5) mile radius of the Hotel. This provision shall not apply to any business which was in operation prior to the Effective Date of the Asset Purchase Agreement including the following existing projects:     . Provided further, this provision shall not restrict the Interested Parties, individually or as owners or employees of an entity from managing or consulting regarding one or more hotel(s) or motel(s) under management agreement for owner(s) or lender(s) which either or both Interested Party(ies):

(a) do business with prior to the Effective Date, (b) are part of a multi-property management relationship with owner(s); or a lender(s); or (c) is a property in receivership or foreclosure controlled by a lender.

1.2    Non-Disparagement. The Restricted Parties shall not: (a) make any disparaging or defamatory statements about Buyer, the Hotel or their affiliates, or (b) authorize, encourage or participate with anyone to make such statements.

SECTION 2.   ENFORCEABILITY; REMEDIES

2.1    Reasonableness; Independent Covenants. The Restricted Parties acknowledge that the restrictions set out in this Agreement are reasonable and necessary protect the legitimate business interests of Buyer and the Hotel from and after the Closing Date. The Restricted Parties further acknowledge that all of the restrictions in this Agreement are reasonable in all respects, including duration, territory and scope of activity restricted. The Restricted Parties agree that the covenants and provisions of this Agreement shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between a Restricted Party and Buyer.

2.2    Remedies. The Restricted Parties agree that if they or any of their Affiliates engage or threaten to engage in any activity that constitutes a violation of any of the provisions of this Agreement, Buyer shall have the right and remedy to have the provisions of this Agreement specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Agreement would cause immediate irreparable injury to Buyer and/or the Hotel and that money damages would not provide an adequate remedy at law for any breach. Therefore, the Restricted Parties agree that Buyer, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by temporary restraining order, preliminary and permanent injunction or otherwise from any court of competent jurisdiction (without the requirement of posting a bond or other security), including, without limitation, injunctive relief to prevent the Restricted Parties’ failure to comply with the terms and conditions of Section 1 of this Agreement. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity, including the right to seek monetary damages. The applicable three (3) year period of the covenants contained in Section 1 above shall be extended on a day for day basis for each day during which a Restricted Party is in violation of the covenant, so that each Restricted Party is restricted from engaging in the activities prohibited by the covenant for the full three (3) year time period. The Restricted Parties agree that the existence of any claim or cause of action by a Restricted Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants and restrictions in this Agreement.

2.3    Reformation. It is the intent of the parties to this Agreement that the provisions of the Agreement be enforced to the fullest extent permissible under applicable law. If any term or provision of this Agreement is determined to be void, illegal, invalid or unenforceable by any court of competent jurisdiction in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants set forth in Section 1 of this Agreement because the duration is too long or the scope is too broad, it is expressly agreed between the parties that the court making such determination shall be empowered to reduce the duration and scope of the covenants set forth in Section 1 to the extent necessary to permit enforcement of such covenants.

SECTION 3.   MISCELLANEOUS

3.1    Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be sent by hand messenger, electronic facsimile transmission, electronic mail (e-mail), reputable overnight courier, or certified mail, postage prepaid, return receipt requested. Notices and other communications shall be deemed to have been duly given, as applicable (i) if by hand delivery, on the date of delivery, if such date is a Business Day (or if such date is not a Business Day, then on the first (1st) Business Day following such date),

(ii) if by electronic facsimile transmission, the date of transmission as evidenced by automated date and time confirmation from sender’s machine, (iii) if given by e-mail, the communication is instantaneous and the day of receipt can be designated to be the same day as sending and a written copy must also be sent via certified mail, (iv) if given by overnight courier, one (1) Business Day after deposit with the overnight courier, or (v) if given by certified mail, three (3) Business Days after deposit with the United States Post Office. Notices shall be addressed as set forth below, or to any other address that the parties shall designate in writing:

If to the Restricted Parties:

CVH Airways, LLC Attn: Stuart Cohen

6750 Poplar Avenue, Suite 107

Memphis, TN 38138

With copy to:

Allison T. Gilbert, Attorney

Harris Shelton Hanover Walsh, PLLC 6060 Primacy Parkway, Suite 100

Memphis, TN 38119

If to Buyer:

Lodging Fund REIT III OP, LP c/o David Durell

644 Lovett St SE, Suite A Grand Rapids, MI 49506 Fax: (616) 264-3838

Email: ddurell@lodgingfund.com

With copy to:

John H. Faris

McShane & Bowie, PLC

99 Monroe NW Ave, Suite 1100 Grand Rapids, Michigan 49503

Email: jhf@msblaw.com

3.2    Benefit and Binding Effect. The Restricted Parties may not assign this Agreement without the prior written consent of Buyer. The Buyer may assign its rights and delegate its duties under this Agreement to any other person or entity that (i) acquires ownership or control of the Buyer or Hotel, (ii) acquires substantially all of the assets of the Buyer or Hotel, or (iii) is a successor entity through merger or conversion. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

3.3    Further Assurances. The parties shall execute any other documents that may be necessary and desirable to the implementation and consummation of this Agreement.

3.4    Governing Law. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the internal laws of the State of Mississippi, without giving effect to the conflict of laws provisions thereof.

3.5    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto concerning the subject matter hereof.

3.6    Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

3.7    Amendments/Waivers. This Agreement cannot be amended except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment is sought. Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.

3.8    Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:

Dated:	By:

Its:

BUYER:

Lodging Fund REIT III, OP, LP a Delaware limited partnership

BY: Lodging Fund REIT III, Inc. ITS: General Partner

Dated:
By: Samuel C. Montgomery Its: Chief Operating Officer

Exhibit 1.4

LEASES

Seller to provide.

Exhibit 1.5

ASSUMED LIABILITIES

Seller to provide.

Exhibit 2.2

PURCHASE PRICE ALLOCATION

Exhibit 8.1

SELLER’S ARTICLES OF ORGANIZATION AND ORGANIZATIONAL CHART

Seller to provide.

Exhibit 8.11

LITIGATION

Seller to provide.

Exhibit 8.16

OUTSTANDING CITATIONS

Seller to provide.

Exhibit 8.21

NAMES OF DIRECTORS, MANAGERS, OFFICERS, OWNERS, AND REGISTERED AGENTS OF SELLER

Seller to provide.

Exhibit 11.6

SELLER REPAIRS

Seller to provide.

EXHIBIT 11.4 (i)

3-05 Audit

3-05 or 3-14 Audit. Seller acknowledges that under either Rule 3-05 or Rule 3-14 of Regulation S-X, Buyer is required to provide certain information in connection with reports Buyer is required to file with the Securities and Exchange Commission.

Accordingly, Seller agrees to:

(a)    allow Buyer and Buyer’s representatives which includes third party auditors, at Buyer’s sole cost and expense, to perform an audit of the Hotel, Property, Personal Property and business operations of and at the properties to the extent required under either Rule 3-05 or Rule 3-14 of Regulation S-X (hereinafter a Rule 3-05 or 3-14 Audit); and

(b)    make available to Buyer and Buyer’s representatives for inspection and audit following the Closing, at the Seller’s offices the Seller’s books and records relating solely to the Seller’s operations that are reasonably requested by Buyer (but specifically excluding Seller’s tax returns) for any full or partial years reasonably necessary to complete the Rule 3-05 or 3-14 Audit; and

(c)    sign the management representation letter to be provided by the Buyer’s independent auditors.

In connection with the foregoing, Buyer shall give Seller no less than ten (10) business days’ prior written notice of Buyer’s plans to inspect and audit such books and records, and Seller’s obligation to perform herein, extends beyond closing.

Notwithstanding the foregoing, the Seller shall not be required to (a) prepare or compile any materials, (b) incur any third-party costs or expenses in connection with the Rule 3-05 or 3-14 Audit, (c) provide any books, records or materials that could reasonably be expected to be books, records or materials in the possession or control of the tenant parties, (d) provide any books, records or materials that are not within the possession or control of the Seller, or (e) make any representations or warranties with respect to such information beyond a customary management representation letter signed by the Seller reasonably requested by any accounting firm engaged by the Buyer to deliver its auditors report with respect to the Rule 3-05 or Rule 3-14 Audit. Buyer acknowledges and agrees that the foregoing accounting and financial materials to be provided by Seller does not include any information or materials related to the period prior to the acquisition of the property by Seller and is to be limited solely to information regarding the property after they were placed into operation by Seller. Seller acknowledges that the Rule 3-05 or Rule 3-14 Audit may require Buyer to perform a Rule 3-05 or 3-14 Audit both after the Effective Date and after the Closing Date and Seller agrees that Seller’s obligations under this Exhibit 11.4(i) are material to the term of this Agreement, and breach of this Exhibit 11.4(i) will constitute a default under the terms of the Agreement. Seller further agrees, that Buyer’s sole and absolute remedy in the event of default is that of specific performance.